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DARA BIOSCIENCES, INC.
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August 12, 2015

DARA BioSciences Announces Second Quarter 2015
Results

Record Revenues for Q2

Company Reaffirms 2015 full year Guidance of $3.7 Million in Net Revenues

Company Provides Update on Merger Agreement with Midatech Pharma PLC

RALEIGH, NC -- (Marketwired) -- August 12,  -- DARA BioSciences, Inc. (NASDAQ: DARA), an oncology supportive care pharmaceutical company dedicated to providing health care professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatment, today announced its second quarter 2015 results.

Second Quarter 2015 Financial Snapshot

DARA reported net revenues of $990.8 thousand for the second quarter ended June 30, 2015 based on gross product sales in excess of $1.4 million, as compared to net revenues of $409.4 thousand for the second quarter ended June 30, 2014, a year over year increase of 142%. The increase in revenues was primarily attributable to the expanded commercial sales organization and ongoing success in generating interest and prescriptions across DARA's oncology supportive care product portfolio.

DARA reported a loss attributable to controlling interest of approximately $2.7 million or ($0.14) per share for the second quarter ended June 30, 2015 as compared to a loss attributable to controlling interest of approximately $2.6 million, or ($0.24) per share for the   second quarter ended June 30, 2014. The loss attributable to controlling interest for the current quarter was $101.0 thousand more than the same period last year. Sales and marketing costs for the quarter increased $130.8 thousand over the same period last year,   primarily as a result of increased personnel costs, including an increase in incentive based field sales compensation driven by higher sales achievement. An increase in general and administrative expenses of $268.5 thousand was primarily driven by increased professional services costs related to DARA’s proposed merger with Midatech Pharma PLC. Research and development expenses increased by $58.7 thousand primarily as a result of increased consulting and professional service expenses, partially offset by decreased personnel costs. As of June 30, 2015, cash and cash equivalents totaled approximately $7.0 million.

"Our second quarter results illustrate continued growth from our commercial efforts, as our product portfolio continues to be accepted and utilized to support oncology patients and oncology health care providers nationwide," stated Christopher G. Clement, President and CEO of DARA BioSciences. "In combination with our national field sales team’s efforts, DARA’s unique service offerings for our products continue to result in positive sales trends across our product portfolio.  Our continued momentum in the business and prescription increases for our key products Gelclair® and Soltamox® on a year to date basis support our full year estimates of net revenues for these two products to reach $3.7 million for 2015, excluding any net revenue contribution from the launch of Oravig later in the year.”

Clement continued, "We are excited regarding the ongoing strong performance of our commercial business and look forward to sustained success as we continue towards the consummation of our merger agreement with Midatech PLC.  As of today the timelines for the close of the transaction with Midatech remain on track and we believe that this will take place prior to the end of 2015. Midatech has completed the first significant goal in moving toward closing through the filing of their registration statement on Form F-4 with the Securities and Exchange Commission on August 11, 2015.  Additionally, we are on schedule to launch Oravig back to the market in the fourth quarter of this year, providing an important product for both DARA’s oncology portfolio as well for Mission Pharmacal, DARA’s primary care partner for Oravig."

Dr. David J. Drutz, Executive Chairman of the Board and Chief Medical Officer of DARA BioSciences, commented, "We had several important developments during the quarter that we believe will enhance the attractiveness of KRN5500 to  interested parties.  On July 9, 2015 the FDA provided formal agreement with the Company’s full proposed development plan, beginning with design of the Phase 2b dose-escalation strategy in cancer patients with painful chronic chemotherapy-induced peripheral neuropathy, or CCIPN. The FDA also indicated agreement with proposed bridging studies for the new KRN5500 formulation. These are significant advances that clarify the steps needed to advance this product into further clinical development.”

DARA believes that its currently available funds, together with projected sales of Gelclair, an FDA-approved bioadherent oral rinse gel for treating the painful symptoms of oral mucositis (OM), Soltamox, (tamoxifen citrate) oral liquid solution, Oravig, the first and only orally-dissolving buccal tablet approved for oral thrush, and the Mission Pharmacal  products Ferralet® 90 (for anemia) and Aquoral® (for cancer-related dry mouth), will enable the Company to fund its current operations and to meet its obligations into the first quarter of 2016.

Second Quarter 2015 Operational Highlights and Recent Key Events

The Company made significant progress during the second quarter of 2015 in executing its strategy as well as expanding the commercial opportunity for its flagship oncology and oncology supportive care products, as follows:

•	Quarterly net revenues increased 142% from Q2 FY'14 to $990.8 thousand, based on continued increases in prescriptions for our oncology supportive care portfolio.

•	Signed merger agreement with Midatech Pharma PLC, a UK Based Specialty Pharmaceutical Company with expected deal closing in the fourth quarter of 2015.

•	Planning for the Oravig Launch in Q4 of this year, into both the oncology and the primary care markets.

•
Gelclair continues to be the leading gel barrier prescribed in the U.S. retail market, per Symphony Prescription data, leading the nearest competitor by almost a 3 to 1 margin of prescriptions written in June and outperforming the overall gel barrier retail prescription market with an increase in retail prescriptions of 41% Q2 vs. Q1 of 2015 while the overall gel barrier retail was up less than 20% for the same time period.

•	Q2 showed a significant increase (over 300%) in Gelclair prescriptions through our HUB pharmacy vs Q1 of this year.

•
DARA has provided Gelclair to over 350 uninsured or underinsured patients, through our HUB program, providing health care providers a dependable option for prescribing Gelclair to all of their appropriate patients.

•	Soltamox has shown sequential quarterly growth both in the retail and wholesale sectors, with prescriptions rising on a quarter to quarter basis.

•	DARA initiated a patient- focused educational program with a leading provider of oncology patient portal services.

•	Ferralet and Aquoral demonstrated increased sales quarter over quarter.

•	Based upon continued strong sales performance of the oncology supportive care portfolio, DARA has initiated a tele sales program to bolster sales in white space areas across the country.

•
Key development asset KRN5500 obtained a Notice of Allowance for a new formulation, enhancing attractiveness of a partnership opportunity through improved clinical administration of the drug, as well as provision of IP protection through 2032, a period well beyond that afforded by its current orphan designations.

Based on our current trends and continued growth DARA continues to support our previous guidance of $3.7 million for Gelclair and Soltamox net sales for the full year 2015, excluding any net revenue contribution from the launch of Oravig later in the year.

Financial Highlights

A summary of key financial highlights for the three months ended June 30, 2015 and 2014 is as follows ($ in  thousands):

	For the three months ended June 30, 2015	For the three months ended June 30, 2014	For the six months ended June 30, 2015	For the six months ended June 30, 2014
	$	$	$	$

Net Product Revenues	990.8	409.4	1,643.0	570.9

Gross Margin	729.9	318.1	1,233.5	426.4

Operating Expenses	3,413.9	2,941.4	7,051.3	5,960.0

Net Loss Attributed to Controlling Interest	(2,684.1)	(2,583.1)	(5,835,2)	(5,241.1)

	As of June 30, 2015	As of December 31, 2014
Cash and Cash Equivalents	7,004.7	12,026.6

Current Assets	8,245,1	13,773.8

Current Liabilities	3,105.4	3,745.3

Working Capital	5,139.7	10,028.5

CONFERENCE CALL WEBCAST

As previously announced, the Company's management team will host a conference call and live audio webcast to provide a corporate business update and review second quarter 2015 financial results on August 13, 2015 at 9:00am Eastern Time. To listen to the live call, individuals can access the webcast at the investor relations portion of the Company's website at http://ir.darabio.com/overview. Please log on to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the DARA BioSciences website.

About DARA BioSciences, Inc.

DARA BioSciences Inc. of Raleigh, North Carolina, is an oncology supportive care pharmaceutical company dedicated to providing healthcare professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatments.

DARA holds exclusive U.S. marketing rights to Soltamox® (tamoxifen citrate) oral solution, Gelclair® oral rinse gel, and Oravig® (miconazole). DARA licensed the U.S. rights to Soltamox from UK-based Rosemont Pharmaceuticals, Ltd, a U.K. based   manufacturer and a subsidiary of Perrigo Company plc, Gelclair from the Helsinn Group in Switzerland, and Oravig from Onxeo S.A. in  France.

Soltamox (tamoxifen citrate) oral solution, the only liquid form of tamoxifen, is indicated for the treatment of metastatic breast cancer, the adjuvant treatment of node-positive breast cancer in premenopausal women, the reduction in risk of invasive breast cancer in women with ductal carcinoma in situ (DCIS), and for the reduction of the incidence of breast cancer in women at high risk for breast cancer. Currently, there are more than 1.8 million prescriptions of tamoxifen written on an annual basis in the United States. Between   30 and 70 percent of patients fail to complete their prescribed course of treatment, thereby diminishing its benefits in reducing the risk of breast cancer recurrence.

Tamoxifen Important Safety Information

Tamoxifen citrate is contraindicated in women who require concomitant coumadin-type anticoagulant therapy, in women with a history of deep vein thrombosis or pulmonary embolus, and in women with known hypersensitivity to the drug or any of its ingredients.

Serious and life-threatening events associated with tamoxifen in the risk reduction setting women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism.

The most common adverse reactions to tamoxifen treatment are (incidence > 20%) hot flashes, fluid retention, vaginal discharge, vaginal bleeding, vasodilatation, nausea, irregular menses, weight loss, and musculoskeletal events.

Tamoxifen carries the following Boxed Warning:

WARNING -- For Women with Ductal Carcinoma in Situ (DCIS) and Women at High Risk for Breast Cancer: Serious and life-threatening events associated with tamoxifen in the risk reduction setting (women at high risk for cancer and women with DCIS) include uterine malignancies, stroke and pulmonary embolism. Incidence rates for these events were estimated from the NSABP P-1 trial (see CLINICAL PHARMACOLOGY, Clinical Studies, Reduction in Breast Cancer Incidence In High Risk Women). Uterine malignancies consist of both endometrial adenocarcinoma (incidence rate per 1,000 women-years of 2.20 for tamoxifen vs. 0.71 for placebo) and uterine sarcoma (incidence rate per 1,000 women-years of 0.17 for tamoxifen vs. 0.0 for placebo)*. For stroke, the incidence rate per 1,000 women-years was 1.43 for tamoxifen vs. 1.00 for placebo**. For pulmonary embolism, the incidence rate per 1,000 women-years was 0.75 for tamoxifen versus 0.25 for placebo**. Some of the strokes, pulmonary emboli, and uterine malignancies were fatal. Health care providers should discuss the potential benefits versus the potential risks of these serious events with women at high risk of breast cancer and women with DCIS considering tamoxifen to reduce their risk of developing breast cancer. The benefits of tamoxifen outweigh its risks in women already diagnosed with breast cancer.

*Updated long-term follow-up data (median length of follow-up is 6.9 years) from NSABP P-1 study. See WARNINGS, Effects on the Uterus-Endometrial Cancer and Uterine Sarcoma in Prescribing Information.

**See Table 3 under CLINICAL PHARMACOLOGY, Clinical Studies in Prescribing Information.

The full Prescribing Information for Soltamox is available at www.soltamox.com/prescribing-information.

Gelclair is an alcohol-free bio adherent oral rinse gel for rapid and effective relief of pain associated with oral mucositis caused by chemotherapy and radiation treatment. Gelclair should not be used by patients with a known or suspected hypersensitivity to the product or any of its ingredients. DARA licensed the U.S. rights to Soltamox from UK-based Rosemont Pharmaceuticals, Ltd., and Gelclair from the Helsinn Group in Switzerland. For further information on Gelclair and the Full Prescribing Information please visit www.Gelclair.com.

DARA is focused on expanding its portfolio of oncology supportive care products in the United States, via in-licensing and/or partnering of complementary late-stage and approved products. In addition, the company wishes to identify a strategic partner for the clinical development of KRN5500, currently in Phase 2 for the treatment of chronic, treatment refractory, chemotherapy-induced peripheral neuropathy (CCIPN). The FDA has designated KRN5500 as a Fast Track Drug, and has granted DARA two separate Orphan Drug Designations for the treatment of multiple myeloma and for the treatment of painful, chronic chemotherapy-induced peripheral neuropathy that is refractory to conventional analgesics (CCIPN).

DARA partners with Alamo Pharma Services, a subsidiary of Mission Pharmacal, to deploy a dedicated 20-person national sales team in the U.S. oncology market. In addition to promoting DARA's products Soltamox and Gelclair, this specialized oncology supportive care sales team also provides clinicians with access to two Mission Pharmacal products: Ferralet® 90 (for anemia), and Aquoral® (for chemotherapy/radiation therapy-induced dry mouth).

Important Safety Information and full Prescribing Information for Mission Pharmacal's products may be found at: www.Ferralet.com and www.Aquoral.com.

For more information please visit our web site atwww.darabio.com.

Additional Information and Where to Find It

This communication may be deemed to be a solicitation of proxies in respect of the transactions contemplated by the agreement and plan of merger by and among DARA, Midatech Pharma PLC and certain other parties thereto (the “Merger Agreement”). In connection with the proposed transaction, DARA intends to file a proxy statement and other relevant materials with the U.S. Securities and Exchange Commission (the “SEC”).  The definite proxy statement will be sent or given to DARA’s stockholders and will contain important information about the Merger Agreement, its related transactions and other related matters.  SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  The proxy statement and other relevant materials (when they become available) and other documents filed by DARA with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.  In addition, security holders will be able to obtain free copies of the proxy statement from DARA by contacting Investor Relations by telephone at (919) 872-5578 or by going to DARA’s Investor Relations page on its corporate website at www.darabio.com.

Participants in the Solicitation

DARA and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding the Company’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 3, 2015.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Safe Harbor Statement

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties. These statements are based on the current expectations, estimates, forecasts and projections regarding management's beliefs and assumptions. In some cases, you can identify forward looking statements by terminology such as "may," "will," "should," "hope," "expects," "intends," "plans," "anticipates," "contemplates," "believes," "estimates," "predicts," "projects," "potential," "continue," and other similar terminology or the negatives of those terms. Such forward-looking statements are subject to factors that could cause actual results to differ materially for DARA from   those projected. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Risk Factors" in DARA's most recent Annual Report on Form 10-K, filed with the SEC on March 3, 2015, and DARA's other filings with the SEC from time to time. Those factors include risks and uncertainties relating to DARA's ability to timely commercialize and generate revenues or profits from Soltamox®, Gelclair®, Oravig®  or other   products, DARA's ability to achieve the desired results from the agreements with Mission and Alamo, FDA and other regulatory risks relating to DARA's ability to market Soltamox, Gelclair, Oravig or other products in the United States or elsewhere, DARA's ability to in- license and/or partner products, the current regulatory environment in which DARA sells its products, the market acceptance of those products, DARA's ability to develop KRN5500 into an FDA-approved commercial product, dependence on partners, successful performance under collaborative and other commercial agreements, competition, the strength of DARA's intellectual property and the intellectual property of others, the potential delisting of DARA's common stock from the NASDAQ Capital Market, the ability to consummate the merger with Midatech PLC, and other risk factors identified in the documents DARA has filed, or will file, with the Securities and Exchange Commission ("SEC"). Copies of DARA's filings with the SEC may be obtained from the SEC Internet site at http://www.sec.gov. DARA expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any   forward-looking statements contained herein to reflect any change in DARA's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. DARA BioSciences and the DARA logo are trademarks of DARA BioSciences, Inc.

Corporate Contact: Jim Polson

FTI Consulting 302-553-6730

Jim.polson@fticonsulting.com

Source: DARA BioSciences, Inc.